UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2008

TERCICA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50461	26-0042539
(Commission File Number)	(IRS Employer Identification No.)

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 624-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, at a special meeting of stockholders held on October 16, 2008, the stockholders of Tercica, Inc. (the “Company”) voted to approve the adoption of the Agreement and Plan of Merger (the “Merger Agreement”), dated June 4, 2008, by and among the Company, Beaufour Ipsen Pharma, a société par actions simplifiée organized under the laws of France (the “Purchaser”), and Tribeca Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), following which the merger contemplated by the Merger Agreement was consummated and Merger Sub merged with and into the Company (the “Merger”).

As a result of the Merger, the Company’s common stock ceased to trade on the Nasdaq Global Market as of the open of trading on October 17, 2008 and the Nasdaq Global Market has filed an application on Form 25 with the Securities and Exchange Commission to report that the common stock of the Company is no longer listed on the Nasdaq Global Market.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Immediately after the effective time of the Merger, the following individuals became the directors of the Company: Christophe Jean, Jacques Pierre Moreau, Erwan Le Gall, John A. Scarlett and Patrick Merat.

Immediately after the effective time of the Merger, the following individuals became the officers of the Company: Richard King; President, Stephen Rosenfield; Secretary and Erwan Le Gall; Treasurer.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the Merger on October 16, 2008, the Company’s Certificate of Incorporation and Bylaws were amended and restated. Copies of the Company’s Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws are included as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amended and Restated Certificate of Incorporation of Tercica, Inc.

3.2	Amended and Restated Bylaws of Tercica, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERCICA, INC.

Dated: October 22, 2008	By:	/s/ Richard A. King
Richard A. King President